Exhibit 99.1

Natural Gas Services Group, Inc. Announces Extension of Interim Chief Executive Officer Tenure and Appointment of Lead Independent Director

Midland, Texas, July 05, 2023 (GLOBE NEWSWIRE) Natural Gas Services Group, Inc. (“NGS” or the “Company”) (NYSE:NGS), a leading provider of natural gas compression equipment and services to the energy industry, announced that Stephen C. Taylor has agreed to continue to serve as Interim Chief Executive Officer and President of the Company until the earlier of December 31, 2023, or the appointment of a successor and that Donald J. Tringali has been appointed Lead Independent Director, succeeding director David L. Bradshaw in the role.

“Although the Company has been through a year of transition, we have been extremely active from an operational and Board perspective,” said Taylor. ”We have a strong team in-place that is focused and executing on our growth initiatives and we are enthusiastic about the future. I am pleased to continue in my interim role as we search for the next leader of the Company.”

About Natural Gas Services Group, Inc. (NGS): NGS is a leading provider of gas compression equipment, services, and technology to the energy industry. The Company manufactures, fabricates, rents, sells, and maintains natural gas compression equipment for oil and natural gas upstream providers and midstream facilities. NGS is headquartered in Midland TX with manufacturing and fabrication facilities located in Tulsa OK and Midland. The Company maintains service facilities in major energy producing basins in the U.S. Additional information can be found at www.ngsgi.com.